Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES B JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

WISDOMTREE INVESTMENTS, INC.

(Pursuant to Section 151(g)

of the General Corporation Law of the State of Delaware)

WisdomTree Investments, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: that the Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock of the Corporation establishing 40,000 shares of the Series B Junior Participating Cumulative Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on March 14, 2022 (the “Certificate of Designations”).

SECOND: that no shares of said Series B Junior Participating Cumulative Preferred Stock of the Corporation are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

THIRD: that the Board of Directors of the Corporation (the “Board”) on May 25, 2022 duly adopted the following resolution approving, authorizing and directing the elimination of the Series B Junior Participating Cumulative Preferred Stock of the Corporation:

RESOLVED, that, effective upon the effective date of the Cooperation Agreement, each of the Authorized Officers be, and hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a certificate pursuant to Sections 103 and 151(g) of the DGCL substantially in the form presented to the Board (the “Certificate of Elimination”) setting forth these resolutions in order to eliminate from the Charter all matters set forth in the Certificate of Designations and all such other documents, supplements, exhibits and further information with respect thereto, in such form and with respect to such matters as the Authorized Officers (individually or by power of attorney) may deem necessary or desirable;

FOURTH: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the certificate of incorporation of the Corporation is hereby amended to eliminate all reference to the Series B Junior Participating Cumulative Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 2nd day of June 2022.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Marci Frankenthaler
	Name:	Marci Frankenthaler
	Title:	Chief Legal Officer and Secretary

[Signature Page to Certificate of Elimination]